     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1999
                                                 REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                       PORTLAND GENERAL ELECTRIC COMPANY
             (Exact name of registrant as specified in its charter)

                   OREGON                                       93-0256820
        (State or other jurisdiction                           (IRS Employer
      of incorporation or organization)                     Identification No.)

                              121 SW SALMON STREET
                             PORTLAND, OREGON 97204
                                 (503) 464-8000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

             ALVIN ALEXANDERSON                                  Copy to:
               GENERAL COUNSEL                                  GARY ORLOFF
      PORTLAND GENERAL ELECTRIC COMPANY                BRACEWELL & PATTERSON, L.L.P.
     17TH FLOOR, ONE WORLD TRADE CENTER              711 LOUISIANA STREET, SUITE 2900
            121 SW SALMON STREET                          HOUSTON, TX 77002-2781
              PORTLAND OR 97204
               (503) 464-7401
   (Name, address including zip code, and
  telephone number including area code, of
             agent for service)

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: After the effective date of the Registration Statement as determined by market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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                                   AMOUNT            PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
  TITLE OF EACH CLASS OF            TO BE             OFFERING PRICE            AGGREGATE              REGISTRATION
SECURITIES TO BE REGISTERED      REGISTERED              PER UNIT             OFFERING PRICE               FEE
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Debt Securities..........      $200,000,000(1)           100%(2)             $200,000,000(1)          $55,600.00(3)
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(1) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $200,000,000. If any of the securities are issued at an original issue discount, the aggregate initial offering price as so discounted will not exceed $200,000,000, even though the stated principal amount of the securities may exceed that amount.

(2) The proposed maximum initial offering price per unit will be determined from time to time in connection with the issuance of the securities registered hereunder.

(3) Estimated pursuant to Rule 457(o), solely for the purpose of calculating the Registration Fee.
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     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED APRIL 30, 1999

                                   [PGE LOGO]

                       PORTLAND GENERAL ELECTRIC COMPANY

                             121 S.W. SALMON STREET
                             PORTLAND, OREGON 97204
                                 (503) 464-8000

                       BY THIS PROSPECTUS, WE OFFER UP TO

                                  $200,000,000
                                       OF
                                DEBT SECURITIES

                                  which may be

                            - secured first mortgage bonds, including
                              secured medium term notes, or
                            - unsecured debt securities

     We will provide specific terms of these securities in supplements to this prospectus. This prospectus may not be used to consummate sales of these securities unless accompanied by a prospectus supplement. You should read this prospectus and the supplements carefully before you invest.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 THE DATE OF THIS PROSPECTUS IS

                               TABLE OF CONTENTS

Where You Can Find More Information.........................    2
Forward-Looking Statements..................................    3
Portland General Electric Company...........................    3
Use of Proceeds.............................................    3
Ratio of Earnings to Fixed Charges..........................    3
Description of Debt Securities..............................    4
Plan of Distribution........................................   13
Validity of Securities......................................   14
Experts.....................................................  14

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Reports, proxy statements and other information concerning Portland General Electric Company can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you be referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

     You may request a copy of these filings at no cost by writing or telephoning us at the following address:

     William J. Valach
     Assistant Treasurer
     Portland General Electric Company
     121 S.W. Salmon Street
     Portland, Oregon 97204
     Telephone: (503) 464-7395

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                           FORWARD-LOOKING STATEMENTS

     The statements in this document and the documents incorporated by reference that relate to matters that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. When used in this document and the documents incorporated by reference, words such as "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "could," "may," "predict," and similar expressions are intended to identify forward-looking statements. Future events and actual results may differ materially from the results set forth in or implied in the forward-looking statements. Factors that might cause such a difference include:

     - fluctuations in local and regional prices and demand for electricity;

     - the existence of competitors, technological changes and developments in the electric power industry;

     - the existence of operating risks inherent in the electric power industry;

     - the existence of regulatory uncertainties with respect to our electric power business; and

     - year 2000 issues and general economic conditions.

                       PORTLAND GENERAL ELECTRIC COMPANY

     Portland General Electric Company is an electric utility engaged in the generation, purchase, transmission, distribution and sale of electricity primarily in the State of Oregon. Our service area is 3,170 square miles, including 54 incorporated cities of which Portland and Salem are the largest, within a State approved service area allocation of 4,070 square miles. A portion of the City of Portland is serviced by another Oregon utility. We estimate that the population of our service area at December 31, 1998 was approximately 1.5 million, constituting approximately 44% of the State's population. At December 31, 1998, we served more than 704,000 customers.

     We are a wholly owned subsidiary of Enron Corp. and subject to control by the Board of Directors of Enron. We were incorporated in Oregon in 1930. Our principal offices are located at 121 S.W. Salmon Street, Portland, Oregon 97204. Our telephone number is 503/464-8000. In this prospectus, Portland General Electric Company is sometimes referred to as "Portland General" or "PGE."

                                USE OF PROCEEDS

     The net proceeds from the sale of the offered securities will be used by us for refunding fixed and variable rate securities, reducing short-term debt and other corporate purposes, including our construction program. Other uses may be stated in a prospectus supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                YEARS ENDED DECEMBER 31,
                                                          ------------------------------------
                                                          1998    1997    1996    1995    1994
                                                          ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges (unaudited)..........  3.41    3.15    3.91    2.64    3.14

     The ratios of earnings to fixed charges are based on continuing operations. "Earnings" is determined by adding:

     - the pre-tax income of Portland General Electric Company and its majority owned subsidiaries,

     - Portland General's share of pre-tax income of its 50% owned companies,

     - any income actually received from less than 50% owned companies, and

     - fixed charges, net of interest capitalized.

"Fixed charges" represent (1) interest (whether expensed or capitalized), (2) amortization of debt discount and expense (including amounts capitalized), and
(3) that portion of rentals considered to be representative of the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

     The following description highlights the general terms and provisions of the debt securities which may be offered and to which any prospectus supplement may relate. When debt securities are offered in the future, the prospectus supplement will explain the particular terms of those securities and the extent to which these general provisions may apply.

     We may offer debt securities which are secured or unsecured obligations. Secured obligations will be issued under the Indenture of Mortgage and Deed of Trust, dated July 1, 1945, between Portland General Electric Company and The Marine Midland Trust Company of New York (now HSBC Bank USA), as Trustee, as supplemented. These secured obligations may be either "First Mortgage Bonds" or "Medium Term Notes." The Indenture of Mortgage and Deed of Trust as supplemented is referred to in this prospectus as the "Mortgage." Unsecured obligations will be issued under an Indenture between Portland General and HSBC Bank USA, as Trustee, dated April 30, 1999, as supplemented by one or more additional supplemental indentures. This Indenture as supplemented is referred to in this prospectus as the "Indenture."

     The following description is a summary of selected provisions of the Mortgage and the Indenture. The summary is not complete. We have filed the form of the Mortgage and the form of the Indenture as exhibits to the registration statement of which this prospectus is a part and you should read the Mortgage and the Indenture because these documents, and not this description, define your rights as a holder of the debt securities. In the summary below, we have included references to certain section numbers of the Mortgage and of the Indenture so that you can locate these provisions. Capitalized terms used in the summary below have the meanings specified in the Mortgage and the Indenture.

SECURED OBLIGATIONS

     Debt securities which are secured obligations will rank equally with all of our other senior debt obligations and will have priority with respect to the mortgaged assets. The secured obligations will be issued under the Mortgage and will be secured equally with all other debt securities which have been or may be issued under the Mortgage by a direct first lien on substantially all of our now owned or hereafter acquired property (except cash, securities, contracts and accounts receivable, motor vehicles, materials and supplies, fuel, certain minerals and mineral rights and certain other assets) subject, however, to certain permitted encumbrances and to various exceptions, reservations, reversions, easements and minor irregularities and deficiencies in title which will not interfere with the proper operation and development of the mortgaged property.

     Debt securities which are secured obligations may be either First Mortgage Bonds or Medium Term Notes, either of which may be issued under the Mortgage and will be equally secured with all other debt securities which have been or may be issued under the Mortgage. We may issue First Mortgage Bonds or Medium Term Notes in one or more transactions. First Mortgage Bonds will have a maturity of three years to thirty years. Medium Term Notes will have a maturity from nine months to thirty years. The proposed supplemental indenture for First Mortgage Bonds is filed as an exhibit to the registration statement of which this prospectus is a part. The proposed supplemental indenture for Medium Term Notes is also filed as an exhibit to the registration statement of which this prospectus is a part. The proposed supplemental indentures are referred to herein as the "New Supplementals."

     The Mortgage permits the acquisition of property subject to prior liens. However, no property subject to prior liens (other than purchase money liens) may be acquired (a) if at the date the property is acquired the principal amount of indebtedness secured by prior liens, together with all of our other prior lien indebtedness, is greater than 10% of the aggregate principal amount of debt securities outstanding under the Mortgage, or (b) if at the date the property is acquired the principal amount of indebtedness secured by prior liens is greater than 60% of the cost of such property to us, or (c) in certain cases of property used by another entity in a business similar to ours, unless the net earnings of such property meet certain tests. (Mortgage Section 8.11)

     The term "bondable public utility property", as presently defined in the Mortgage, means specified types of tangible property, including property in the process of construction, which is now owned or may be acquired by Portland General and subjected to the lien of the Mortgage as supplemented, modified or amended now or in the future, which is located in the State of Oregon or in any state contiguous thereto. (Mortgage Section 1.10A) When the holders of 75% in principal amount of debt securities of all series then outstanding under the Mortgage consent to the amendment, including the holders of not less than 60% in principal amount of the debt securities then outstanding of each series which is affected by the amendment, the term "bondable public utility property" will be amended to include tangible property in Oregon, Washington, California, Arizona, New Mexico, Idaho, Montana, Wyoming, Utah, Nevada and Alaska. Each holder of secured debt securities offered by this prospectus, by accepting the secured debt securities, shall be deemed to consent to the amendment. No further vote or consent of holders of the secured debt securities shall be required to permit the amendment to become effective; and in determining whether the holders of not less than 75% of principal amount of bonds outstanding at the time the amendment becomes effective have consented to the amendment, the holders of all secured debt securities offered by this prospectus then outstanding shall be deemed to have consented. (New Supplementals Section 1.08 and 1.07) Similar provisions are contained in all recent Supplemental Indentures under which new series of secured debt securities have been issued. Similar provisions amending the definition of "bondable public utility property" to include all of the states named above (other than Alaska) are included in certain prior Supplemental Indentures, as well as in the New Supplementals.

     We have covenanted, among other things,

     - to not issue debt securities under the Mortgage in any manner other than in accordance with the Mortgage;

     - to keep the Mortgage a first priority lien on the property subject to it; and

     - except as permitted by the Mortgage, to not suffer any act or thing whereby the property subject to it might or could be impaired. (Mortgage
       Section 8.03)

The Mortgage does not contain any provisions that afford holders of secured debt securities special protection in the event of a highly leveraged transaction by Portland General; however the secured debt securities would continue to be entitled to the benefit of a first priority lien on the property subject to the Mortgage as described above. Any special provisions applicable to the secured debt securities will be set forth in a prospectus supplement with respect to the secured debt securities.

REDEMPTION AND PURCHASE OF SECURED DEBT SECURITIES

     A prospectus supplement will disclose any special provisions for redemption or purchase at the option of Portland General of any particular series of secured debt securities. Under the Mortgage the secured debt securities will be redeemable at any time at 100% of their principal amount, together with interest accrued to the date of redemption, by the use of proceeds from the sale or disposition of substantially all of our electric properties at Portland, Oregon. (Mortgage Section 7.01)

     Cash deposited under any provision of the Mortgage (with certain exceptions) may be applied to the purchase of the secured debt securities issued under the Mortgage. (Mortgage Section 7.05)

SINKING FUND PROVISIONS

     We may establish a sinking fund for the benefit of a particular series of secured debt securities. If a sinking fund is established we will be required to deposit with the Trustee at certain specified times sufficient cash to redeem a percentage of or the whole series. The prospectus supplement with respect to that series will state the price or prices at which, and the terms and conditions upon which the offered debt securities will be redeemed. The prospectus supplement will also set forth the percentage of securities of the series to be redeemed.

     The amount of cash we will be required to deposit in a sinking fund will be determined after deducting from the aggregate principal amount of securities to be redeemed (but only if the deductions would aggregate $500,000 or more) the sum of (1) the aggregate principal amount of securities of the series previously redeemed out of the proceeds of property released from the lien of the Mortgage and (2) securities of the series previously redeemed and retired and made the basis for the withdrawal of those proceeds or certified in lieu of deposit of cash upon the release of property. In some cases, we may elect to take credit against the cash to be deposited in an amount equal to the principal amount of the securities of that series that we (1) deliver to the Trustee, (2) redeem at the Regular Redemption Price and/or (3) redeem at the Special Redemption Price in anticipation of a sinking fund payment at any time during the twelve months preceding the payment date for the securities. In some cases, we may also satisfy all or any part of the sinking fund payment by certifying to the Trustee available additions in an amount equal to 166 2/3% of the portion of the sinking fund payment so satisfied. If sinking fund payments for the securities of any series are allowed to be satisfied other than through the deposit of cash with the Trustee, there can be no assurance that any of the secured debt securities of any series will ever be called for redemption through operation of the sinking fund.

     The prospectus supplement may provide that cash deposited in the sinking fund will be used by the Trustee for the redemption of securities of the series and that we will be required to pay all accrued interest and expenses with respect to any securities of the series to be redeemed. (Mortgage Section 4.03) If not all of the secured debt securities of the series are redeemed, the Trustee will select by lot the securities to be redeemed in any manner deemed proper by the Trustee. (Mortgage Section 9.03)

REPLACEMENT FUND

     If the amount of depreciation upon bondable public utility property (as defined below) exceeds property additions in any year, we will pay the excess to the Trustee on May 1 of the following year, by either payments in cash or by delivery of secured debt securities. We will take credit against the amount to be paid for property additions acquired or constructed by us from March 31, 1945 to the end of the calendar year for which the payment is due. We will not, however, take credit for property additions or available additions that have been previously made the basis for credit under the Mortgage or any other replacement fund. We may, at our election, credit against the replacement fund amount (1) available retirements of secured debt securities; (2) certain expenditures on bondable public utility property subject to prior lien; and (3) certain retirements of prior lien indebtedness. If those credits at any time exceed the replacement fund requirement we may withdraw cash or secured debt securities held by the Trustee in the replacement fund. We may also reinstate available retirements of secured debt securities that we previously took as credit against any replacement fund requirement. Cash deposited in the replacement fund may, at our option, be applied to the redemption or purchase of secured debt securities. Those redemptions would be at the then applicable regular redemption prices. (Mortgage Section 4.04; New Supplementals Sections
1.04 and 1.03)

MINIMUM PROVISION FOR DEPRECIATION

     Under the Mortgage there is a "minimum provision for depreciation" of bondable public utility property. The aggregate amount of the minimum provision for depreciation of bondable public utility property for any period after March 31, 1945 is $35,023,487.50 plus an amount for each calendar year or fraction of a year after December 31, 1966 equal to the greater of (1) an amount equal to 2% of bondable public utility property, as shown by our books as of January 1 of that year, as to which we were required to make appropriations to a reserve for depreciation or obsolescence; or (2) the amount we actually appropriated in respect of the property to a reserve for depreciation or obsolescence, in either case less an amount equal to the aggregate of (a) the amount of any property additions which we made the basis for a sinking fund credit during the calendar year, and (b) 166 2/3% of the principal amount of any secured debt securities of any series which we credited against any sinking fund payment or which we redeemed in anticipation of, or out of moneys paid to the Trustee on account of, any sinking fund payment during the calendar year. (New Supplementals Sections
1.07 and 1.08) The property additions and secured debt securities referred to in
(a) and (b) above become disqualified from being made the basis of the authentication and delivery of secured debt securities or any other further action or credit under the Mortgage. In addition, the minimum provision for depreciation shall also include (i) the amount of any property additions referred to in (a) above which after December 31, 1966 were made the basis for a sinking fund credit pursuant to the provisions of a sinking fund for secured debt securities of any series, and thereafter became "available additions" as a result of the fact that all secured debt securities of such series ceased to be outstanding, and (ii) 166 2/3% of the principal amount of secured debt securities referred to in (b) above, which after December 31, 1966 were credited against any sinking fund payment, or were redeemed in anticipation of, or out of moneys paid to the Trustee on account of, any sinking fund payment for secured debt securities of any series, and thereafter became "available retirements of secured debt securities" as a result of the fact that all secured debt securities of such series ceased to be outstanding. (New Supplementals Sections 1.07 and 1.08)

ISSUANCE OF ADDITIONAL BONDS

     We may issue an unlimited amount of secured debt securities under the Mortgage so long as the additional secured debt securities are issued from time to time on the basis of (1) 60% of available additions, (2) the deposit of cash or (3) available retirements of secured debt securities. With certain exceptions in the case of (3) above, the issuance of secured debt securities is subject to net earnings available for interest for 12 consecutive months within the preceding 15 months being at least twice the annual interest requirements on all secured debt securities to be outstanding and all prior lien indebtedness. (Mortgage Sections 5.02, 5.03, 5.04 and 5.05) Cash deposited with the Trustee pursuant to (2) above may be (a) withdrawn in an amount equal to 60% of available additions, (b) withdrawn in an amount equal to available retirements of secured debt securities or (c) applied to the purchase or redemption of secured debt securities. (Mortgage Sections 7.02, 7.03 and 7.04) At December 31, 1998, we had available additions and available retirements of secured debt securities sufficient to permit the issuance of approximately $469,000,000 and $356,000,000, respectively, in principal amount of additional secured debt securities, including the First Mortgage Bonds and Medium Term Notes. As of December 31, 1998, net earnings available for interest would permit the issuance of up to $629,000,000 principal amount of additional secured debt securities, including First Mortgage Bonds and Medium Term Notes. This amount would increase to the extent proceeds of the issuance of secured debt securities are used to retire presently outstanding secured debt securities.

     Available additions are determined, at any time, by deducting from the aggregate amount of property additions since March 31, 1945 (1) the greater of the aggregate amount of retirements since March 31, 1945 or the aggregate amount of the minimum provision for depreciation upon bondable public utility property not subject to a prior lien since March 31, 1945, and (2) the aggregate of available additions theretofore made the basis for action or credit under the Mortgage. (Mortgage Sections 1.10I, 3.01 and 3.03A) Property additions taken as a credit against the replacement fund requirement are not deemed to be "made the basis for action or credit". (Mortgage Section 1.10H)

DIVIDEND RESTRICTIONS

     So long as any of the offered secured debt securities, or any of the secured debt securities authenticated under the Mortgage are outstanding, we will be subject to the following restrictions:

     - we may not pay or declare dividends (other than stock dividends) or other distributions on our Common Stock;

     - we may not purchase any shares of our capital stock (other than in exchange for or from the proceeds of other shares of our capital stock)

if the aggregate amount distributed or expended after December 31, 1944 would exceed the aggregate amount of our net income, as adjusted, available for dividends on our Common Stock accumulated after December 31, 1944. (Mortgage
Section 4.06; New Supplementals Section 1.04 and 1.03) At December 31, 1998, $679,000,000 of accumulated net income was available for payment of dividends under this provision.

RELEASE AND SUBSTITUTION OF PROPERTY

     Property subject to the lien of the Mortgage may (subject to certain exceptions and limitations) be released only upon the substitution of cash, purchase money obligations or certain other property or upon the basis of available additions or available retirements of secured debt securities. (Mortgage Article SIX)

MODIFICATION OF THE MORTGAGE

     Under the Mortgage our rights and obligations and the rights of the holder may be modified with the consent of the holders of 75% in aggregate principal amount of the outstanding secured debt securities, including 60% of the secured debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. (Mortgage Section 17.02) The Mortgage may also be modified in various other respects not inconsistent with the Mortgage and which do not adversely affect the interests of the holders of secured debt securities (Mortgage Section 17.01)

DEFAULTS AND NOTICE THEREOF

     Each of the following will constitute a default:

     - failure to pay the principal when due;

     - failure to pay interest for 60 days;

     - failure to deposit any sinking, replacement or improvement fund payment when due;

     - certain events in bankruptcy, insolvency or reorganization of Portland General; and

     - failure to perform any other covenant in the Mortgage that continues for 60 days after being given written notice. (Mortgage Section 11.01)

     The Trustee may withhold notice to the holders of secured debt securities of any default (except in payment of principal, interest or any sinking or purchase fund installment) if it in good faith determines that withholding notice is in the best interest of the holder of secured debt securities. (Mortgage Section 14.09)

     If an event of default occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the secured debt securities may declare the entire principal and accrued interest due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the secured debt securities can avoid the declaration. (Mortgage Section 11.01)

     No holder of secured debt securities may enforce the lien of the Mortgage, unless (i) it has given the Trustee written notice of default, (ii) the holders of 25% of the secured debt securities have requested the Trustee to act and have offered the Trustee reasonable indemnity and (iii) the Trustee has failed to act within 60 days. (Mortgage Section 11.21) If they provide this reasonable indemnification, the holders of a majority in principal amount of the secured debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee. (Mortgage Section 11.20)

EVIDENCE TO BE FURNISHED TO THE TRUSTEE

     Compliance with Mortgage provisions is evidenced by the written statements of our officers or persons we selected and paid. In certain cases, opinions of counsel and certificates of an engineer, accountant, appraiser or other expert (who in some instances must be independent) must be furnished. Various certificates and other papers are required to be filed annually and upon the occurrence of certain events, including an annual certificate with respect to compliance with the terms of the Mortgage and the absence of defaults.

INTEREST AND PAYMENT

     The prospectus supplement will set forth:

     - the interest rate or rates or the method of determination of the interest rate or rates of the secured debt securities;

     - the date or dates on which the interest is payable; and

     - the office or agency in the Borough of Manhattan, City and State of New York at which interest will be payable.

UNSECURED DEBT SECURITIES

     Unsecured debt securities may be issued from time to time in one or more series under the Indenture. The particular terms of the unsecured debt securities offered will be set forth in a prospectus supplement. Such prospectus supplement will indicate the extent, if any, to which the general provisions described in this prospectus will apply to the offered unsecured debt securities.

GENERAL

     The Indenture does not limit the amount of unsecured debt securities we may offer. The unsecured debt securities may be issued from time to time in one or more series pursuant to the Indenture. A prospectus supplement relating to any series of unsecured debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - The title and type of the securities;

     - The total principal amount of the securities;

     - The dates on which the principal of the securities will be payable;

     - The interest rate which the securities will bear and the interest payment dates for the securities;

     - The place where principal or interest will be payable;

     - Any optional redemption provisions;

     - The terms and conditions on which the securities may be discharged prior to redemption or maturity;

     - Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the securities;

     - Any special tax implications of the securities, including provisions for original issue discount; and

     - Any other terms of the securities. (Indenture Section 301)

     The unsecured debt securities will not be secured by any lien. Payment of the principal, interest and any premium on the unsecured debt securities will generally be equal in right of payment to all of our secured debt securities and all of our other senior indebtedness, but will be subject to the prior lien rights of the holders of secured debt securities. Senior indebtedness includes all of our notes or other unsecured evidences of indebtedness including guarantees for money borrowed by us, that is not expressed to be subordinate or junior in right of payment to senior indebtedness. Our 8.25% Quarterly Income Debt Securities (Junior Subordinated Deferrable Interest Debentures, Series A) are subordinated to the unsecured debt securities.

NEGATIVE PLEDGE

     The Indenture provides that so long as any unsecured debt securities issued under the Indenture are outstanding, we may not create or allow to exist any mortgage, security interest or lien upon any of our property, assets or revenues to secure any of our indebtedness without making effective provisions whereby the unsecured debt securities shall be equally and ratably secured. This restriction does not apply, however, to the liens and security interests created pursuant to the Mortgage or permitted by the Mortgage and various other liens, mortgages and security interests specified in the Indenture. Such other permitted liens include:

     - liens for taxes not yet due or being contested;

     - mechanics', materialmen's, repairmen's or similar liens incurred in the ordinary course of business;

     - liens arising out of judgments or awards not exceeding $25,000,000 in the aggregate with respect to which appeals are being prosecuted, execution thereof having been effectively stayed pending such appeals;

     - certain liens securing the payment of indebtedness to a state, territory or possession of the United States or any political subdivision thereof issued in a transaction in which such state, territory, possession or political subdivision issued obligations the interest on which is excludable from gross income pursuant to the provisions of the Internal Revenue Code of 1986;

     - liens or security interests on or over specific assets hereafter acquired which are created or assumed contemporaneously with, or within 120 days after such acquisition, for the sole purpose of financing or refinancing the acquisition of such assets; and

     - liens or security interests over all or any part of our assets constituting a specific construction project or generating plant as security for any indebtedness incurred for the purpose of financing all or such part of such construction project or generating plant. (Indenture
       Section 1009)

OTHER PROVISIONS

     The Indenture contains provisions, with regard to (1) our consolidating or merging with or into any other corporation or selling or conveying substantially all of our property to another corporation, (2) amendment or modification of the Indenture; (3) events of default with respect to unsecured debt securities of any series; and (4) the duties and responsibilities of the Trustee under the Indenture. (Indenture Articles Eight, Nine, Five, and Six and Seven, respectively)

     Other than the negative pledge provisions of Section 1009 of the Indenture referred to above, the Indenture will not contain any provisions that afford protection to the holders of unsecured debt securities in the event we are involved in a highly leveraged transaction.

     The Indenture and the unsecured debt securities will be governed by and construed in accordance with the laws of the State of New York. (Indenture
Section 112)

BOOK ENTRY ONLY SYSTEM

     Unless otherwise indicated in a prospectus supplement, the debt securities will only be issued in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof. (Mortgage Section 2.05; Indenture
Section 302) Under the Mortgage, we may require you to pay for taxes or other governmental charges due upon a transfer or exchange and we may require you to pay a service charge of $2.00 per debt security upon a transfer or exchange. (Mortgage Section 2.11) Under the Indenture, you will not have to pay a service charge to transfer or exchange debt securities, but we may require you to pay for taxes or other governmental charges due upon a transfer or exchange. (Indenture Section 305)

     Unless otherwise indicated in a prospectus supplement, each series of debt securities will be issued in the form of a global certificate deposited with The Depository Trust Company ("DTC"). The certificate(s) will be registered in the name of Cede & Co., as nominee of DTC.

     Ownership of beneficial interests in a global certificate will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. DTC will keep a computerized record of its participants (for example your broker) whose clients have purchased the securities. The participants will then keep a record of its clients who purchase the securities. Ownership of beneficial interests in the global certificate will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of a global certificate, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities of that series represented by the global certificate for all purposes. No beneficial owner of an interest in a global certificate will be able to transfer that interest except in accordance with DTC's applicable procedures.

     Payments on debt securities represented by global certificates will be made to DTC or its nominee, as registered owner. Neither we, the Trustee, any underwriter nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in global certificates, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any action taken or omitted to be taken by the Depositary or any participant.

     We expect that DTC or its nominee will credit participants' accounts on the payable date with payments in respect of a global certificate as shown on the records of DTC or its nominee, unless DTC has reason to believe that it will not receive payment on the payable date. We also expect that payments by participants to owners of beneficial interests in the global certificate held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of the participants.

     Transfers between participants in DTC will be effected in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global certificate to those persons may be impaired. Because DTC can only act on behalf of participants, who in turn act on behalf of others, such as securities brokers and dealers, banks and trust companies ("indirect participants"), the ability of a person having a beneficial interest in a global certificate to pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be impaired by the lack of a physical certificate of such interest.

     We believe it is the policy of DTC to take any action permitted to be taken by a holder of debt securities of a series only at the direction of one or more participants to whose account interests in global certificates are credited and only in respect of that portion of the aggregate principal amount of the debt securities of a series as to which that participant or participants has or have given such direction.

     If (1) DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be eligible under the Indenture and a successor depositary is not appointed by us within 90 days or (2) an event of default with respect to a series of debt securities has occurred and is continuing, the global certificate representing the affected series of debt securities will be exchanged for debt securities in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive debt securities will be registered in the name or names as DTC instructs the Trustee. Such instructions will most likely be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the global certificate.

     DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" with the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants, including those who may act as underwriters of our debt securities, and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as indirect participants that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     DTC has further advised us that the management of DTC is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which DTC reports is complete. Additionally, DTC's plan includes a testing phase, which DTC expects to be completed within appropriate time frames.

     However, DTC's ability to perform its services properly is also dependent upon other parties, including but not limited to issuers and their agents, as well as the DTC's direct and indirect participants and third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (1) impress upon them the importance of such services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global certificates among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the Trustee, any underwriter nor any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CONCERNING THE TRUSTEE

     HSBC Bank USA, formerly Marine Midland Bank, is the Trustee under the Mortgage and the Indenture. HSBC Bank USA may also act as a depository of funds for, make loans to, and perform other services for, us in the normal course of business, including acting as trustee under our other indentures. The corporate trust office of the Trustee is located at 140 Broadway, 12th Floor, New York, New York 10005-1180.

     The holders of a majority in principal amount of the outstanding securities issued under the Mortgage or the Indenture, as applicable, may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Mortgage and the Indenture each provide that if default occurs (and it is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to these provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Mortgage or the Indenture at the request of any holder of securities issued under the Mortgage or the Indenture, unless that holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense, and then only to the extent required by the terms of the Mortgage or the Indenture. The Trustee may resign from its duties with respect to the Mortgage or the Indenture at any time or may be removed by us. If the Trustee resigns, is removed from or becomes incapable of acting as Trustee or a vacancy occurs in the office of the Trustee for any reason, a successor Trustee shall be appointed in accordance with the provisions of the Mortgage or the Indenture, as applicable.

                              PLAN OF DISTRIBUTION

     We may sell the offered securities in one or more of the following ways:
(a) through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; (c) through agents or (d) through a combination of any such methods. A prospectus supplement with respect to each series of the offered securities will set forth the terms of the offering of the offered securities and the proceeds to Portland General from the sale thereof, the name or names of any underwriters or agents, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

BY UNDERWRITERS

     If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters, or directly by one or more firms acting as underwriters. The underwriter or underwriters participating in an offering will be named in a prospectus supplement relating to that offering. If an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page of such prospectus supplement. Any underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent, and that the underwriters must purchase all of the securities of the series offered by a prospectus supplement if any of the securities are purchased. Any underwriter utilized may be entitled to indemnification from PGE against certain civil liabilities, including liabilities under the Securities Act of 1933.

BY AGENTS

     Securities offered by us pursuant to this prospectus may also be sold through agents designated by us. Agents who participate in the distribution of the offered securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933. If an agent is involved, the prospectus supplement will set forth the name of the agent and the commission payable by us to the agent.

DELAYED DELIVERY CONTRACTS OR FORWARD CONTRACTS

     If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as agents to solicit offers by certain institutions to purchase the offered securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to our approval. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which that purchaser is subject. The underwriters and agents will not have any responsibility in respect of the validity or performance of such contracts.

DIRECT SALES

     Offered securities may also be sold directly by us. In this case, no underwriters or agents would be involved.

TRADING MARKET

     Each series of offered securities will be a new issue of securities and will have no established market. Any underwriters to whom offered securities are sold by us for public offering and sale may make a market in the offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the trading markets for any of the offered securities.

                             VALIDITY OF SECURITIES

     Legal matters in connection with the issuance and sale of the offered securities are being passed upon for Portland General by Vinson & Elkins L.L.P., Houston, Texas and for the underwriters or agents by Bracewell & Patterson, L.L.P., Houston, Texas.

                                    EXPERTS

     Our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1998, are incorporated by reference in this prospectus. These consolidated financial statements have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses in connection with this registration, all of which are borne by Portland General Electric Company ("PGE"), are as follows:

Securities and Exchange Commission registration fee.........  $ 55,600.00
Printing and engraving expenses.............................    30,000.00*
Fees and expenses of independent public accountants.........    25,000.00*
Listing fees (if any).......................................    30,000.00*
Rating Agency fees..........................................    60,000.00*
Legal Fees..................................................   100,000.00*
Trustee fees................................................    40,000.00*
Blue Sky fees...............................................    20,000.00*
Miscellaneous expenses......................................    50,000.00*
                                                              -----------
          Total.............................................  $410,600.00*
                                                              ===========

---------------

* Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 1 of Article VII of the Bylaws of PGE provides as follows:

     "A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful distribution under Oregon Revised Statutes Section 60.367, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this provision shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not liable as set forth in the foregoing provisions, a director shall not be liable to the fullest extent permitted by any provisions of the statutes of Oregon hereafter enacted that further limits the liability of a director."

     Section 2 of Article VII of the Bylaws of PGE provides in part as follows:

     "Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative . . ., by reason of the fact that he or she, or a person of which he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, partner, trustee, employee or agent or in any other capacity while serving as a director, officer, partner, trustee, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Oregon Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendments, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to serve in a capacity to which the above indemnification applies and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in this Section 2, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 2 shall be a contract right and shall include the right to be paid by the Corporation for expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Oregon Business Corporation Act requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of the proceeding, such payment of expenses shall be made only upon delivery to the Corporation of a written affirmation of the director or officer's good faith belief that such director has met the standard of conduct described in Oregon Revised Statutes Section 60.391 and of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately to be determined that such director or officer is not entitled to be indemnified under this Section 2 or otherwise."

     Article V of the Articles of Incorporation of PGE provides as follows:

     "To the fullest extent permitted by law, no director of this corporation shall be personally liable to the corporation or its shareholders for monetary damages for conduct as a director. No amendment or repeal of this provision shall adversely affect any right or protection of a director existing at the time of such amendment or repeal. No change in the law shall reduce or eliminate the rights and protections applicable at the time this provision shall become effective unless the change in law shall specifically require such reduction or elimination."

     PGE has procured Directors and Officers liability insurance for wrongful acts. This is an indemnity policy for the corporation to protect it against liability assumed or incurred under the above indemnification provisions, including defense provisions, on behalf of the directors and officers. The directors and officers are thus indemnified against loss arising from any civil claim or claims by reason of any wrongful act done or alleged to have been done while acting in their respective capacities as directors or officers. The policy excludes claims brought about or contributed to by dishonest, fraudulent, criminal or malicious acts or omissions by directors or officers. The policy covers the directors and officers of PGE against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), which might be incurred by them in such capacities and against which they cannot be indemnified by PGE.

     Any agents, dealers or underwriters who execute any of the agreements filed as Exhibit 1 to this registration statement will agree to indemnify PGE's directors and officers who signed the registration statement against certain liabilities which might arise under the Securities Act with respect to information furnished to PGE by or on behalf of any such indemnifying party.

     The Oregon Business Corporation Act ("Act") authorizes indemnification of directors, officers, employees, and agents of Oregon corporations. The Act requires indemnification of reasonable expenses of a director who was wholly successful, on the merits or otherwise, in defense of any proceeding in which the director was a party because of being a director, unless such indemnification is limited by the articles of incorporation. The Registrant's articles do not contain such limitation.

ITEM 16. LIST OF EXHIBITS.

     (See page II-6).

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Company pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment and each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Portland General Electric Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, and State of Oregon, on the 30th day of April, 1999.

                                          PORTLAND GENERAL ELECTRIC COMPANY
                                                      (Registrant)

                                          By:      /s/ KEN L. HARRISON

                                            ------------------------------------
                                             (Ken L. Harrison, Chairman of the
                                                            Board
                                                and Chief Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                      TITLE                       DATE
                     ---------                                      -----                       ----
PRINCIPAL EXECUTIVE OFFICER:

                /s/ KEN L. HARRISON                    Chairman of the Board and Chief     April 30, 1999
---------------------------------------------------      Executive Officer
                 (Ken L. Harrison)

PRINCIPAL FINANCIAL OFFICER AND PRINCIPAL
ACCOUNTING OFFICER:

                /s/ MARY K. TURINA                     Treasurer, Controller and Chief     April 30, 1999
---------------------------------------------------      Accounting Officer
                 (Mary K. Turina)

DIRECTORS:

*JAMES V. DERRICK, JR.,
*PEGGY Y. FOWLER,
*KEN L. HARRISON,                                      Directors
*KENNETH L. LAY,
*JEFFREY K. SKILLING,

* Signed on behalf of each of these persons

               By /s/ MARY K. TURINA                                                       April 30, 1999
--------------------------------------------------
                (Attorney-in-Fact)

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated March 5, 1999, included in the Portland General Electric Company Annual Report on Form 10-K for the year ended December 31, 1998 and to all references to our firm included in this Registration Statement.

                                            ARTHUR ANDERSEN LLP

Portland, Oregon,
April 30, 1999

                             ---------------------

                               CONSENT OF COUNSEL

 The consent of Vinson & Elkins L.L.P. is contained in the opinion of such firm filed herewith.

                       PORTLAND GENERAL ELECTRIC COMPANY

                                 EXHIBIT INDEX

NUMBER                              EXHIBIT
------                              -------
(1)(a)    -- Form of Underwriting Agreement relating to Debt
             Securities
(b)       -- Portland General Electric Company Securities Underwriting
             Agreement Standard Provisions dated April 30, 1999
(4)(a)*   -- Articles of Incorporation of Portland General Electric
             Company (Registration No. 2-85001, Exhibit 4)
(b)*      -- Indenture of Mortgage and Deed of Trust dated July 1,
             1945: First Supplemental Indenture dated November 1,
             1947; Second Supplemental Indenture dated November 1,
             1948; Third Supplemental Indenture dated May 1, 1952;
             Fourth Supplemental Indenture dated November 1, 1953;
             Fifth Supplemental Indenture dated November 1, 1954;
             Sixth Supplemental Indenture dated September 1, 1956;
             Seventh Supplemental Indenture dated June 1, 1957; Eighth
             Supplemental Indenture dated December 1, 1957; Ninth
             Supplemental Indenture dated June 1, 1960; Tenth
             Supplemental Indenture dated November 1, 1961; Eleventh
             Supplemental Indenture dated February 1, 1963; Twelfth
             Supplemental Indenture dated June 1, 1963; Thirteenth
             Supplemental Indenture dated April 1, 1964; Fourteenth
             Supplemental Indenture dated March 1, 1965 (Form 8,
             Amendment No. 1, dated June 14, 1965)
*         -- Fifteenth Supplemental Indenture, dated June 1, 1966;
             Sixteenth Supplemental Indenture, dated October 1, 1967;
             Seventeenth Supplemental Indenture, dated April 1, 1970;
             Eighteenth Supplemental Indenture, dated November 1,
             1970; Nineteenth Supplemental Indenture, dated November
             1, 1971; Twentieth Supplemental Indenture, dated November
             1, 1972; Twenty-first Supplemental Indenture, dated April
             1, 1973; Twenty-second Supplemental Indenture, dated
             October 1, 1973; Twenty-third Supplemental Indenture,
             dated December 1, 1974; Twenty-fourth Supplemental
             Indenture, dated April 1, 1975; Twenty-fifth Supplemental
             Indenture, dated June 1, 1975; Twenty-sixth Supplemental
             Indenture, dated December 1, 1975; Twenty-seventh
             Supplemental Indenture, dated April 1, 1976;
             Twenty-eighth Supplemental Indenture, dated September 1,
             1976; Twenty-ninth Supplemental Indenture, dated June 1,
             1977 (Registration No. 2-61199, Exhibit 2.d-1)
*         -- Thirtieth Supplemental Indenture, dated October 1, 1978;
             Thirty-first Supplemental Indenture, dated November 1,
             1978 (Registration No. 2-63516, Exhibit 2.d-3)
*         -- Thirty-second Supplemental Indenture, dated February 1,
             1980 (Registration No. 2-68415, Exhibit 2.d-4)
*         -- Thirty-third Supplemental Indenture, dated August 1, 1980
             (Registration No. 2-68415, Exhibit 2.d-5)
*         -- Thirty-fourth Supplemental Indenture, dated March 23,
             1982; Thirty-fifth Supplemental Indenture, dated March
             23, 1982 (Form 10-Q for the quarter ended March 31, 1982,
             Exhibit 4)
*         -- Thirty-sixth Supplemental Indenture, dated September 21,
             1982 (Form 8-A, dated October 28, 1982)
*         -- Thirty-seventh Supplemental Indenture, dated November 15,
             1984 (Form 8-K, November 19, 1984)
*         -- Thirty-eighth Supplemental Indenture, dated June 1, 1985
             (Form 10-Q for the quarter ended June 30, 1985, Exhibit
             4)
*         -- Thirty-ninth Supplemental Indenture, dated March 1, 1986
             (Form 10-K for fiscal year ended December 31, 1985,
             Exhibit 4)
*         -- Fortieth Supplemental Indenture, dated October 1, 1990
             (Form 10-K for fiscal year ended December 31, 1990,
             Exhibit 4)

NUMBER                              EXHIBIT
------                              -------
*         -- Forty-first Supplemental Indenture, dated December 1,
             1991 (Form 10-K for fiscal year ended December 31, 1991,
             Exhibit 4)
*         -- Forty-second Supplemental Indenture, dated April 1, 1993
             (Form 10-Q for the quarter ended March 31, 1993, Exhibit
             4)
*         -- Forty-third Supplemental Indenture, dated July 1, 1993
             (Form 10-Q for the quarter ended September 30, 1993,
             Exhibit 4)
*         -- Forty-fourth Supplemental Indenture, dated August 1, 1994
             (Form 10-Q for the quarter ended September 30, 1994,
             Exhibit 4)
*         -- Forty-fifth Supplemental Indenture, dated May 1, 1995
             (Form 10-Q for the quarter ended June 30, 1995, Exhibit
             4)
*         -- Forty-sixth Supplemental Indenture dated August 1, 1996
             (Form 10-K for the fiscal year ended December 31, 1997,
             Exhibit 4)
*         -- Indenture dated September 1, 1995 between Portland
             General Electric Company and The Bank of New York, as
             Trustee, relating to Junior Subordinated Debentures
*         -- First Supplemental Indenture dated as of October 1, 1995 relating to 8 1/4% Junior Subordinated Deferrable
             Interest Debentures, Series A, including form of Junior
             Subordinated Debentures
(c)       -- Form of New Supplemental Indenture, including form of
             First Mortgage Bond
(d)       -- Form of New Medium Term Note Supplemental Indenture,
             including form of Medium Term Note
(e)       -- Form of New Senior Unsecured Debt Indenture, including
             form of senior unsecured security
(5)       -- Opinion of Vinson & Elkins LLP
(12)      -- Statements re computation of ratios
(23)      -- Consents of Experts and Counsel (See Page II-5)
(24)      -- Power of Attorney
(25)(a)   -- Statement of Eligibility of Trustee with regard to
             Mortgage (Form T-1)
(b)       -- Statement of Eligibility of Trustee with regard to Senior
             Unsecured Debt Securities (Form T-1)

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* Incorporated by reference as indicated.